U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 5/A

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported

[x] Form 4 Transactions Reported

1. Name and Address of Reporting Person*

Quilliam Pierre

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(Last) (First) (Middle)

18431 Tyotown Road

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(Street)

Cornwall Ontario K6H 5R5

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(City) (State) (Zip)

2. Issuer Name and Ticker or Trading Symbol

Dicut, Inc. (DCUT)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

2001

5. If Amendment, Date of Original (Month/Year)

February 2002

6. Relationship of Reporting Person to Issuer

(Check all applicable)

[X] Director [ ] 10% Owner

[X] Officer (give title below) [ ] Other (specify below)

President

7. Individual or Joint/Group Filing (Check applicable line)

[X] Form filed by one Reporting Person

[ ] Form filed by more than one Reporting Person

FORM 5 (continued)

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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6.

5. Owner-

Amount of ship

Securities Form: 7.

3. 4. Beneficially Direct Nature of

1. 2. Transaction Securities Acquired (A) or Owned at End (D) or Indirect,

Title of Transaction Code Disposed of (D) of Issuer's Fiscal Year Indirect Beneficial

Security Date (Instr. 8) (Instr. 3, 4 and 5) (Instr. 3 (I) Ownership

(Instr. 3) (mm/dd/yy) Code V and 4) (Instr.4) (Instr. 4)

(A) or

Amount (D) Price

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Common Stock 12/4/01 P4 10,000 D 0.20 I By 1345892 Ontario

Inc.

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Common Stock 12/24/01 P4 50,000 A 0.25 I By Bisell

Investments Inc.

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By Bisell

Common Stock 12/26/01 P4 20,000 A 0.30 98,500 I Investments Inc.

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* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

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9. 10.

Number Owner-

of ship

2. Deriv- of

Conver- 5. 7. ative Deriv- 11.

sion Number of Title and Amount Secur- ative Nature

of Derivative 6. of Underlying 8. ities Secur- of

Exer- 4. Securities Date Securities Price Bene- ity: In-

cise 3. Trans- Acquired (A) Exercisable and (Instr. 3 and 4) of ficially Direct direct

Price Trans- action or Disposed Expiration Date ---------------- Deriv- Owned (D) or Bene-

1. of action Code of(D) (Month/Day/Year) Amount ative at End In- ficial

Title of Deriv- Date (Instr. (Instr. 3, ---------------- or Secur- of direct Owner-

Derivative ative (Month/ 8) 4 and 5) Date Expira- Number ity Year (I) ship

Security Secur- Day/ ------ ------------ Exer- tion of (Instr. (Instr. (Instr. (Instr.

(Instr. 3) ity Year) Code V (A) (D) cisable Date Title Shares 5) 4) 4) 4)

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Explanation of Responses:

Pierre Quilliam controls Bisell Investments Inc. and 1345892 Ontario Limited.

/s/ Pierre Quilliam March 12, 2002

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**Signature of Reporting Person Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedures.

End of Filing